Item 30.  Exhibit (h) i. i3i

AMENDMENT TO SERVICE CONTRACT

This serves as an Amendment to your Service Contract(s) (the “Agreement(s)”), by and among you and Fidelity Distributors Corporation (“FDC”). This agreement is hereby amended effective November 1, 2018, as follows:

1.	The Fees Schedule for Qualified recipients is hereby amended as follows:

All references to “Index 500 Portfolios” shall now refer to “Index Portfolios”

2.	Except as expressly provided herein, all provisions of the Agreement remain in effect.

FIDELITY DISTRIBUTORS CORPORATION, INC.

Sincerely,

/s/ Robert Bachman

Robert Bachman
Executive Vice President